Exhibit 10.1

October 16, 2008

Mr. Charles A. Berardesco

Vice President, Deputy General Counsel,

            Chief Compliance Officer & Corporate Secretary

Constellation Energy Group, Inc.

100 Constellation Way - Suite 1700P

Baltimore, Maryland  21202

                Re:  Waivers.

Dear Charlie:

This letter is in connection with the Agreement and Plan of Merger, dated as of September 19, 2008, by and among Constellation Energy Group, Inc., a Maryland corporation (“Constellation”), MidAmerican Energy Holdings Company, an Iowa corporation (“MidAmerican”), and MEHC Merger Sub Inc., a Maryland corporation and a wholly owned subsidiary of MidAmerican, whereby MEHC Merger Sub Inc. will merge with and into Constellation, with Constellation surviving as a wholly owned subsidiary of MidAmerican (the “Merger”).

In order to facilitate to the timely consummation of the Merger and in partial consideration of my agreement to remain in the continued employment of Constellation as its Chairman, President and Chief Executive Officer through October 31, 2009, if so requested by MidAmerican, I hereby make the following waivers and acknowledgements, effective as of, and subject to, the consummation of the Merger:

1.               In connection with my participation in the Constellation Energy Group, Inc. Senior Executive Supplemental Plan (the “Plan”), I hereby irrevocably and unconditionally waive my entitlement to my net accrued supplemental pension benefits in the event that I voluntarily terminate my employment with Constellation following the Merger and prior to my eligibility to retire under the Plan pursuant to Section 5(c)(iv)(1) of the Plan.  For the avoidance of doubt, nothing herein shall be deemed to waive my entitlement to my net accrued supplemental pension benefits in connection with any other event described in Section 5(c)(iv) of the Plan.  In addition, I hereby acknowledge that my role as Chairman, President and Chief Executive Officer of Constellation following the consummation of the Merger shall not, by itself, constitute a “Demotion” (within the meaning of the Plan).

2.               I hereby irrevocably and unconditionally waive any and all rights I may have to receive any cash severance payment in connection with certain qualifying terminations of my employment upon or following the consummation of the Merger pursuant to Sections 2(a) and 3(a) of the Amended and Restated Change in Control Agreement dated December 16, 2005 by and between me and Constellation (the “CIC Agreement”).  In addition, I hereby irrevocably and unconditionally waive any entitlement that I may have to receive under Section 2(b) of the CIC Agreement the unvested portion of my net accrued supplemental pension benefits upon a “Qualifying Termination” (as defined in the CIC Agreement), it being understood and agreed that this waiver does not affect any entitlement that I may have under the terms of the Plan (including Sections 5(c)(iv)(2) and (3) of the Plan), as amended by paragraph 1 above, to receive my net accrued supplemental pension benefits.  For the avoidance of doubt, however, I am not waiving my right to the incremental increase in my supplemental pension benefits (as calculated under the Plan) in accordance with the provisions of Section 2(b) of the CIC Agreement.

Very truly yours,

/s/ Mayo A. Shattuck III
Mayo A. Shattuck III
Chairman, President and
Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Charles A. Berardesco
Vice President, Deputy General Counsel,
Chief Compliance Officer & Corporate Secretary